EXHIBIT 10(e)1

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

MISSISSIPPI POWER COMPANY

The following are the annual base salaries, effective March 1, 2015, unless otherwise noted, of the Chief Executive Officer and Chief Financial Officer of Mississippi Power Company and certain other executive officers of Mississippi Power Company who served during 2014.

G. Edison Holland, Jr. President and Chief Executive Officer	$678,480
Moses Feagin Vice President, Treasurer and Chief Financial Officer	$263,280
John W. Atherton Vice President	$267,651
Jeff G. Franklin Vice President	$265,125
R. Allen Reaves, Jr. Vice President	$223,465